Financial Data

SBC COMMUNCIATIONS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in millions, increase (decrease) in cash and cash equivalents
(Unaudited)	Three months ended
3/31/03	3/31/02
Operating Activities
Net income (Loss)	$5,003	$(193)
Adjustments to reconcile net income (Loss) to net cash provided by operating activities:
Depreciation and amortization	1,996	2,136
Undistributed earnings from investments in equity affiliates	(345)	(384)
Provision for uncollectible accounts	282	362
Amortization of investment tax credits	(9)	(9)
Deferred income tax expense	215	398
Gain on sales of investments	(1,574)	(90)
Cumulative effect of accounting change, net of tax	(2,548)	1,820
Changes in operating assets and liabilities:
Accounts receivable	311	693
Other current assets	(126)	(216)
Accounts payable and accrued liabilities	(276)	(2,366)
Other - net	(294)	111
Total adjustments	(2,368)	2,455
Net Cash Provided by Operating Activities	2,635	2,262

Investing Activities
Construction and capital expenditures	(897)	(1,765)
Purchase of short-term investments	(5)	-
Dispositions	2,270	83
Acquisitions	-	(406)
Net Cash Provided by (Used in) Investing Activities	1,368	(2,088)

Financing Activities
Net change in short-term borrowings with original maturities of three months or less	49	1,425
Issuance of other short-term borrowings	-	2,844
Repayment of other short-term borrowings	(1,070)	(3,738)
Issuance of long-term debt	-	994
Repayment of long-term debt	(841)	(151)
Purchase of treasury shares	-	(593)
Issuance of treasury shares	21	32
Dividends paid	(897)	(860)
Net Cash Used in Financing Activities	(2,738)	(47)
Net increase (decrease) in cash and cash equivalants	1,265	127
Cash and cash equivalents beginning of year	3,567	703
Cash and Cash Equivalents End of Period	$4,832	$830